Exhibit 10.17.2
2005 RAYMOND JAMES FINANCIAL, INC.

RESTRICTED STOCK PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

Participant’s Name and Address:

You (the “Participant”) have been granted an award of Restricted Stock Units (the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (the “Notice”), the 2005 Raymond James Financial, Inc. Restricted Stock Plan, as amended from time to time (the “Plan”) and the Restricted Stock Unit Agreement (the “Agreement”) attached hereto, as follows.  Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Date of Award

Vesting Commencement Date

Total Number of Restricted Stock

Units Awarded (the “Units”)

Restricted Period:

Provided that the Participant does not incur a Separation from Service and subject to other limitations set forth in this Notice, the Agreement and the Plan, the Units will “vest” in accordance with the following schedule (the “Restricted Period”):

[Insert vesting schedule/Restricted Period].

In addition, if during the Restricted Period, a Corporate Transaction occurs and, on or within twelve (12) months after the Corporation Transaction, the Participant involuntarily incurs a Separation from Service other than for Cause or voluntarily incurs a Separation from Service for Good Reason, a pro-rated amount of the unvested Units subject to the Award shall vest immediately upon the Participant’s Separation from Service, with the pro-ration being determined by comparing completed, full months of service, if any, since the Date of Award to the Restricted Period.

For purposes of this Notice and the Agreement:

(1) For this purpose, “Cause” means the Participant’s: (i) continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the Participant a written demand for performance from the Company which describes the basis for the Company’s belief that the Participant has not substantially performed his or her duties and the Participant has not corrected such failure within thirty (30) days of such written demand; (ii) dishonesty, intentional misconduct, breach of a confidentiality agreement with the Company or a Subsidiary or material breach of any other agreement with the Company or a Subsidiary; (iii) breach of any fiduciary duty owed to the Company by the Participant that has a material detrimental effect on the Company’s reputation or business; or (iv) conviction of, of plea of nolo contendere to, a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(2) A “Corporate Transaction” means any of the following transactions, provided that the transaction also constitutes a “change in the ownership or effective control, or in the ownership of a substantial portion of the assets” (as defined in Section 409A) of the Company: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merge; or (iv) the acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Committee determines shall not be a Corporate Transaction.  The Committee shall determine under subsections (iii) and (iv) whether multiple transactions are related, and its determination shall be final, binding and conclusive.

(3) “Good Reason" means the Participant’s Separation from Service within ninety (90) days following the end of the Cure Period (as defined below) as a result of the occurrence of any of the following without his or her written consent: (i) a material diminution of the Participant’s authority, duties, or responsibilities, relative to the Participant’s authority, duties, or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction of authority, duties, or responsibilities that occurs solely as a necessary and direct consequence of the Company undergoing a Change of Control and being made part of a larger entity will not be considered material; (ii) a material diminution by the Company in the Participant’s base salary as in effect immediately prior to such reduction; or (iii) the relocation of the Participant to a facility or a location more than fifty (50) miles from his or her then present location that requires the Participant to commute more than fifty (50) miles; provided, however, that the Participant must provide written notice to the Board of the condition that could constitute a “Good Reason" event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “ Cure Period ") of such written notice.

For purposes of this Notice and the Agreement, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company.  If the Participant would become vested in a fraction of a Unit, such Unit shall not vest until the Participant becomes vested in the entire Unit.

In the event of the Participant’s change in status from employee to consultant or director, the determination of whether such change in status results in a Separation from Service will be determined in accordance with Section 409A.

During any authorized leave of absence, the vesting of the Units as provided in the schedule set forth above shall be suspended (to the extent permitted under Section 409A) and the duration of such suspension will parallel the duration of the leave of absence under the Company’s then effective leave of absence policy.  The Restricted Period applicable to the Units shall be extended by the length of the suspension.  Vesting of the Units shall resume upon the Participant’s termination of the leave of absence and return to service to the Company or a Subsidiary; provided, however, that if the leave of absence exceeds six (6) months, and a return to service upon expiration of such leave is not guaranteed by statute or contract, then (a) the Participant shall be deemed to have incurred a Separation from Service on the first date following such six-month period and (b) the Participant will forfeit the Units that are unvested on the date of such separation.  An authorized leave of absence shall include sick leave, military leave, or other bona fide leave of absence (such as temporary employment by the government).  Notwithstanding the foregoing, with respect to a leave of absence due to any medically determinable physical or mental impairment of the Participant that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period above.

Except as otherwise provided in Section 5A(g) of the Plan, vesting shall cease upon the date the Participant incurs a Separation from Service for any reason, any unvested Units held by the Participant (and any dividend equivalents credited in respect of such Units) immediately upon such Separation from Service shall be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Participant.

IN WITNESS WHEREOF, the Company and the Participant have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

RAYMOND JAMES FINANCIAL, INC.

a Florida corporation

By:

Title:

Date:

THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE UNITS SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD THAT THE PARTICIPANT IS PROVIDING SERVICES TO THE COMPANY OR A SUBSIDIARY AND HAS NOT OTHERWISE INCURRED A SEPARATION FROM SERVICE OR AS OTHERWISE SPECIFICALLY PROVIDED HEREIN (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER).  THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE PARTICIPANT ANY RIGHT WITH RESPECT TO CONTINUATION OF THE PARTICIPANT’S SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE PARTICIPANT AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE.  THE PARTICIPANT ACKNOWLEDGES THAT UNLESS THE PARTICIPANT HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE PARTICIPANT’S STATUS IS AT WILL.

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Participant Acknowledges and Agrees:

The Participant acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof.  The Participant has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan.  The Participant further agrees and acknowledges that this Award is a non-elective arrangement pursuant to Section 409A.

The Participant further acknowledges that, from time to time, the Company may be in a “blackout period” and/or subject to applicable federal securities laws that could subject the Participant to liability for engaging in any transaction involving the sale of the Company’s Shares.  The Participant further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is the Participant’s responsibility to determine whether or not such sale of Shares will subject the Participant to liability under insider trading rules or other applicable federal securities laws.

The Participant understands that the Award is subject to the Participant’s consent to access this Notice, the Agreement, the Plan and the Plan prospectus (collectively, the “Plan Documents”) in electronic form on the Company’s intranet or such other website designated by the Company and communicated to the Participant.  By signing below and accepting the grant of the Award, the Participant: (i) consents to access electronic copies (instead of receiving paper copies) of the Plan Documents via the Company’s intranet or such other website designated by the Company and communicated to the Participant if and when the Company begins providing the Plan Documents electronically; (ii) represents that the Participant has access to paper copies of the Plan Documents; and (iii) acknowledges that the Participant is familiar with and accepts the Award subject to the terms and provisions of the Plan Documents.

The Company may, in its sole discretion, decide to deliver any Plan Documents by electronic means or request the Participant’s consent to participate in the Plan by electronic means.  The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system if and when such system is established and maintained by the Company or a third party designated by the Company.

The Participant hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Agreement shall be resolved by the Committee in accordance with Section 10 of the Agreement.  The Participant further agrees to the venue and jurisdiction selection in accordance with Section 11 of the Agreement.  The Participant further agrees to notify the Company upon any change in his or her residence address indicated in this Notice.

Date:
Participant’s Signature

Participant’s Printed Name

Address

City, State & Zip

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[EMPLOYEE/INDEPENDENT CONTRACTOR FORM OF RESTRICTED STOCK UNIT AGREEMENT]

Award Number:  __________________

2005 RAYMOND JAMES FINANCIAL, INC.

RESTRICTED STOCK PLAN

RESTRICTED STOCK UNIT AGREEMENT

1. Issuance of Units.  Raymond James Financial, Inc., a Florida corporation (the “Company”), hereby issues to the Participant (the “Participant”) named in the Notice of Restricted Stock Unit Award (the “Notice”) an award (the “Award”) of the Total Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Restricted Stock Unit Agreement (the “Agreement”) and the terms and provisions of the 2005 Raymond James Financial, Inc. Restricted Stock Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference.  Unless otherwise provided herein, the terms in this Agreement shall have the same meaning as those defined in the Plan.

2. Transfer Restrictions.  The Units (and any dividend equivalents credited in respect of such Units) may not be transferred in any manner other than by will or by the laws of descent and distribution.

3. Conversion of Units and Issuance of Shares.

(a) General.  Subject to Sections 3(b) and 3(c), one share of Common Stock shall be issuable for each Unit subject to the Award (the “Shares”) upon vesting.  Immediately thereafter, or as soon as administratively feasible, the Company will transfer the appropriate number of Shares to the Participant after satisfaction of any required tax or other withholding obligations.  Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share.  Notwithstanding the foregoing, if the Award is subject to Section 409A, the relevant number of Shares shall be issued in accordance with Treasury Regulation Section 1.409A-3(d), as may be amended from time to time.

(b) Delay of Conversion.  The conversion of the Units into the Shares under Section 3(a) above, shall be delayed in the event the Company reasonably anticipates that the issuance of the Shares would constitute a violation of federal securities laws or other applicable law.  If the conversion of the Units into the Shares is delayed by the provisions of this Section 3(b), the conversion of the Units into the Shares shall occur at the earliest date at which the Company reasonably anticipates issuing the Shares will not cause a violation of federal securities laws or other applicable law.  For purposes of this Section 3(b), the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of applicable law.

(c) Delay of Issuance of Shares.  Any Shares to which the Participant would otherwise be entitled during the six (6) month period following the date of the Participant’s Separation from Service will be issuable on the first business day following the expiration of such six (6) month period, unless the Participant dies during such six (6) month period, in which case, the Shares will be issued to the Participant’s estate as soon as practicable following his or her death.  For purposes of clarity, this Section 3(c) shall not otherwise supersede Section 5A(g)(ii) of the Plan and, to the extent Section 5A(g)(ii) of the Plan applies, any Shares to which the Participant is entitled on the one-year anniversary of the Participant's Retirement will be settled in accordance therewith.

4. Dividend Equivalents.  In the event the Company declares a cash or stock dividend on its Common Stock prior to the earlier of the date the Award is settled in full or terminates, dividend equivalents will be credited in respect of any outstanding Units in accordance with, and subject to the terms and conditions set forth in, Section 5A(e) of the Plan.  Without limiting the generality of the foregoing, any such dividend equivalents shall be subject to the same terms and conditions that are applicable to the Units, including that the dividend equivalents will vest and become payable upon the same terms and at the same time as the Units to which they relate.

5. Right to Shares.  Except as provided in Section 4, the Participant shall not have any right in, to or with respect to any of the Shares (including any voting rights) issuable under the Award until the Award is settled by the issuance of such Shares to the Participant.

6. Recoupment Policy.  Without limiting the generality of any other provision herein regarding the Participant’s understanding of and agreement to the terms and conditions of the Notice, the Agreement and the Plan, by signing the Notice, the Participant specifically acknowledges that he or she has read and understands the Raymond James Financial, Inc. Compensation Recoupment Policy, as may be amended from time to time (the “Policy”), and agrees to the terms and conditions of the Policy, including but not limited to the forfeiture and recoupment provisions of Sections 2 and 3 of the Policy.

7. Taxes.

(a) Tax Liability.  The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with the Award, regardless of any action the Company or any Subsidiary takes with respect to any tax withholding obligations that arise in connection with the Award.  Neither the Company nor any Subsidiary makes any representation or undertaking regarding the treatment of any tax withholding in connection with any aspect of the Award, including the grant, vesting, assignment, release or cancellation of the Units, the delivery of Shares, the subsequent sale of any Shares acquired upon vesting and the receipt of any dividends or dividend equivalents.  The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s tax liability.

(b) Payment of Withholding Taxes.  Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any social insurance, employment tax, payment on account or other tax-related obligation (the “Tax Withholding Obligation”), the Participant must arrange for the satisfaction of such Tax Withholding Obligation through his or her Raymond James brokerage account. Said brokerage account shall contain sufficient funds or margin availability to satisfy the Participant’s Tax Withholding Obligation, and the Participant hereby authorizes and directs the Company or any Subsidiary to debit his or her Raymond James brokerage account by such amount.

8. Entire Agreement; Governing Law.  The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and, subject to Section 16, may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant.  These agreements are to be construed in accordance with and governed by the internal laws of the State of Florida without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Florida to the rights and duties of the parties.  Should any provision of the Notice or this Agreement be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

9. Construction.  The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

10. Administration and Interpretation.  Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement shall be submitted by the Participant or by the Company to the Committee.  The resolution of such question or dispute by the Committee shall be final and binding on all persons.

11. Venue and Jurisdiction.  The parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought exclusively in the United States District Court for the Middle District of Florida (or should such court lack jurisdiction to hear such action, suit or proceeding, in a Florida state court in Pinellas county) and that the parties shall submit to the jurisdiction of such court.  The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.  If any one or more provisions of this Section 11 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

12. Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

13. Nature of Award.  In accepting the Award, the Participant acknowledges and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Units, or benefits in lieu of Units, even if Units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) the Participant’s participation in the Plan shall not create a right to any employment with the Participant’s employer and shall not interfere with the ability of the Company or the employer to terminate the Participant’s employment relationship, if any, at any time;

(e) in the event that the Participant is not an employee of the Company or any Subsidiary, the Award and the Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or any Subsidiary;

(f) the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(g) in consideration of the Award, no claim or entitlement to compensation or damages shall arise from termination of the Award or diminution in value of the Award or Shares acquired upon vesting of the Award, resulting from the Participant’s termination by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws) and in consideration of the grant of the Award, the Participant irrevocably releases the Company and any Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing the Notice, the Participant shall be deemed irrevocably to have waived his or her right to pursue or seek remedy for any such claim or entitlement;

(h) in the event of the Participant’s Separation from Service (whether or not in breach of local labor laws), the Participant’s right to receive Awards under the Plan and to vest in such Awards, if any, will terminate effective as of the date that the Participant is no longer providing services and will not be extended by any notice period mandated under local law (e.g., providing services would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of the Participant’s Separation from Service (whether or not in breach of local labor laws), the Committee shall have the exclusive discretion to determine when the Participant is no longer providing services for purposes of this Award;

(i) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s acquisition or sale of the underlying Shares; and

(j) the Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisers regarding the Participant’s participation in the Plan before taking any action related to the Plan.

14. Data Privacy.

(a) The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in the Notice and this Agreement by and among, as applicable, the Participant’s employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

(b) The Participant understands that the Company and the Participant’s employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(c) The Participant understands that Data will be transferred to any third party assisting the Company with the implementation, administration and management of the Plan.  The Participant understands that the recipients of the Data may be located in the Participant’s country, or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Participant’s country.  The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative.  The Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan.  The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.  The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.  The Participant understands, however, that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

15. Language.  If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by applicable law.

16. Amendment and Delay to Meet the Requirements of Section 409A.  The Participant acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify this Agreement in any manner and delay the issuance of any Shares issuable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A as the Company deems appropriate or advisable.  In addition, the Company makes no representation that the Award will comply with Section 409A and makes no undertaking to prevent Section 409A from applying to the Award or to mitigate its effects on any deferrals or payments made in respect of the Units.  The Participant is encouraged to consult a tax adviser regarding the potential impact of Section 409A.

END OF AGREEMENT

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